Exhibit 10.1

STOCK OPTION GRANT NOTICE AND STOCK OPTION AGREEMENT
TransDigm Group Incorporated, a Delaware corporation (the “Company”), pursuant to its 2014 Stock Option Plan (the “Plan”), hereby grants to the holder listed below (“Participant”), an option to purchase the number of shares of the Company’s common stock, par value $0.01 (“Stock”), set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein and in the Stock Option Agreement, including any applicable country-specific terms, attached hereto as Exhibit A (the “Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Stock Option Agreement.

Participant:	W. Nicholas Howley

Grant Date:	August 6, 2021

Exercise Price per Share:	$629.11

Total Number of Shares Subject to the Option:	105,000 Shares

Expiration Date:	August 6, 2031

Type of Option:	Incentive Stock Option Non-Qualified Stock Option

Vesting Schedule:
Subject to the terms of the Stock Option Agreement (including without limitation all exhibits thereto), the Option shall be eligible to become exercisable at the time periods and upon the achievement of performance objectives as set forth in Exhibit B hereto (provided that the Participant is an Eligible Person (as defined in the Plan) at all times during the period beginning on the Grant Date and ending on the applicable vesting date):

By his signature, the Participant agrees to be bound by the terms and conditions of the Plan, the Stock Option Agreement and this Grant Notice. The Participant has reviewed the Agreement, including any applicable country-specific terms, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan. The Participant agrees that as a condition to receiving the Option, the Participant shall comply with the Stock Retention Guidelines set forth on Exhibit C. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or relating to the Option.

TRANSDIGM GROUP INCORPORATED	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:
Address:	Address:

EXHIBIT A
TO STOCK OPTION GRANT NOTICE
STOCK OPTION AGREEMENT
Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement, including the Appendix containing any applicable country-specific provisions (together, this “Agreement”), is attached, TransDigm Group Incorporated, a Delaware corporation (the “Company”), has granted to the Participant an option (the “Option”)1 under the Company’s 2014 Stock Option Plan (the “Plan”) to purchase the number of shares of Stock indicated in the Grant Notice.
ARTICLE I.
GENERAL
1.1Defined Terms. Wherever the following terms are used in this Agreement they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan and/or the Grant Notice.

(a)“Administrator” shall mean the Board or the Compensation Committee or other committee of the Board responsible for conducting the general administration of the Plan in accordance with Section 3 of the Plan; provided that if the Participant is an Independent Director, “Administrator” shall mean the Board.

(b)“Cause” shall mean either of the following: (i) the repeated failure by Participant, after written notice from the Board which specifically references this Section 1(b)(i), to substantially perform his material duties and responsibilities as Chairman of the Board, Chair of the Executive Committee or director of the Company or any of its subsidiaries (other than any such failure resulting from incapacity due to reasonably documented physical or mental illness), (ii) any willful misconduct by Participant that has the effect of materially injuring the business of the Company or any of its subsidiaries, including, without limitation, the disclosure of material secret or confidential information of the Company or any of its subsidiaries, or (iii) Participant’s conviction of, or pleading “guilty” or “no contest” to a felony that is or could reasonably be expected to result in material harm to the Company or any of its subsidiaries.

(c)“Credit Agreement” shall mean that certain credit agreement dated as of June 4, 2014 among TransDigm, Inc., TransDigm Group Incorporated and the lenders party thereto, as in effect as of the Grant Date and without reference to any amendment to the Credit Agreement made following the Grant Date.

(d)“Diluted Shares” as of a given date shall mean the total diluted weighted-average of common shares of the Company outstanding as of such date.

(e)“Disability” shall mean the inability of the Participant to perform his duties and responsibilities as Chairman of the Board and a director of the Company for more than six months within any 12-month period because of a physical, mental or emotional incapacity resulting from injury, sickness or disease.

(f)“EBITDA” for a given fiscal year of the Company shall mean Consolidated EBITDA (as defined in the Credit Agreement) of the Company for such fiscal year on a pro forma basis adjusted for acquisitions or divestitures.

(g)“Independent Director” shall mean a non-employee director of the Company.

(h)“Net Debt” shall mean, as of the last day of a given fiscal year of the Company, the excess of (a) Consolidated Total Indebtedness (as defined in the Credit Agreement) of the Company over (b) the amount of cash and cash equivalents set forth on the Company’s balance sheet.
1 For the avoidance of doubt, the term “Option” as used herein only describes options granted pursuant to the Stock Option Grant Notice to which this Agreement is an Exhibit.

(i)“Termination of Services” shall mean the time when the Participant ceases to be Chairman for any reason, including, but not by way of limitation, removal by the Board, a termination by resignation, failure to be re-elected to the Board, death, or disability.
1.2 Incorporation of Terms of Plan. The Option is subject to the terms and conditions of the Plan which are incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Agreement shall control.
ARTICLE II.
GRANT OF OPTION
2.1Grant of Option. In consideration of termination of the Participant’s Fifth Amended and Restated Employment Agreement dated April 26, 2018 (the “Employment Agreement”) and his future service to the Company as Chairman of the Board of Directors as set forth in Exhibit D and as provided in resolutions adopted by the Board on August 6, 2021 and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company irrevocably grants to the Participant the Option to purchase any part or all of an aggregate of the number of shares of Stock set forth in the Grant Notice, subject to the terms and conditions set forth in the Plan and this Agreement.

By executing this Agreement, the parties hereby agree that the Employment Agreement is hereby terminated effective immediately. Neither the Company nor Participant shall have any further obligations under the Employment Agreement (including the Retirement Benefits referred to in Section 6(e) and Exhibit D thereof), except: (a) as provided in Section 10 thereof; (b) Participant’s nondisclosure obligations pursuant to Section 8 shall continue indefinitely; and (c) Participant’s noncompetition and nonsolicitation obligations in Section 7 shall survive until September 30, 2023. Upon the termination of the Employment Agreement, the Participant shall have the option to continue group health insurance benefits at his expense by electing COBRA continuation coverage.

2.2Exercise Price. The exercise price of the shares of Stock subject to the Option shall be as set forth in the Grant Notice, without commission or other charge; provided, however, that the price per share of the shares of Stock subject to the Option shall not be less than 100% of the Fair Market Value of a share of Stock on the Grant Date.
ARTICLE III.
PERIOD OF EXERCISABILITY
3.1Commencement of Exercisability.

(a)Subject to Sections 3.1(b), 3.1(c) and 3.3, the Option shall become vested and exercisable in such amounts and at such times as set forth in the Grant Notice.

(b)No portion of the Option which has not become vested and exercisable at the date of the Participant’s Termination of Services shall thereafter become vested and exercisable, except as follows or as may be otherwise provided by the Administrator or as set forth in a written agreement between the Company and the Participant:
If the Participant incurs a Termination of Services due to Participant’s voluntary resignation from the Board, death, disability, removal by the Board as Chairman without Cause as defined in the Agreement or failure to be re-elected to the Board, vesting will continue after Termination of Services as provided in the chart below:

Termination Date	Proportion of Remaining Options That May Continue to Vest
After August 6, 2021, but prior to October 1, 2022	0%
On or after October 1, 2022 but prior to October 1, 2023	40%
On or after October 1, 2023 but prior to October 1, 2024	80%
On or after October 1, 2024 but prior to October 1, 2025	100%
The percentage of remaining Options permitted to vest will be spread ratably over the vesting schedule.

(c)Notwithstanding Section 3.1(a) of this Agreement and Section 8 of the Plan (but subject to Section 3.1(b) of this Agreement), in the event of a Change in Control, Options shall become fully vested and exercisable. Notwithstanding the foregoing, the Administrator may, in good faith and in such manner as it may deem equitable, in its sole discretion, adjust the foregoing Fair Market Value requirements in the event of a dividend or other distribution (whether in the form of cash, Stock, other securities or property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or any unusual or nonrecurring transactions or events affecting the Company or the financial statements of the Company if the adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option. For purposes of this Section 3.1, shall take into account the consideration received by the stockholders in connection with a Change in Control or in connection with any other sale of common stock or other equity interests in the Company or any Subsidiary, after taking into account all post-closing adjustments relating to a Change in Control, and assuming the exercise of all vested options and warrants outstanding as of the effective date of such Change in Control (after giving effect to any dilution of securities or instruments arising in connection with such Change in Control); provided however, that if the stockholders retain any portion of the common stock following such Change in Control or other sale, the Fair Market Value of such portion of the retained common stock immediately following such Change in Control or other sale shall be deemed “consideration received” for purposes of calculating the proceeds and provided further that the Fair Market Value of any non-cash consideration (including stock) received in connection with a Change in Control shall be determined as of the date of such Change in Control.

3.2Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment which becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3.

3.3Expiration of Option. The Option may not be exercised to any extent by anyone after the expiration of ten years from the Grant Date.

3.4Tax Obligations. Regardless of any action the Company or TransDigm Inc. takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits, payment on account or other tax related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or TransDigm Inc. The Participant further acknowledges that the Company and/or TransDigm Inc. (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of shares of Stock acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or TransDigm Inc. may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company and/or TransDigm Inc. to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or TransDigm Inc., or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from cash compensation paid to the Participant by the Company and/or TransDigm Inc.; or (ii) withholding from proceeds of the sale of shares of Stock acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (iii) withholding in shares of Stock to be issued at exercise of the Option.
Depending on the withholding method, the Company and/or TransDigm Inc. may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum applicable rates in the Participant’s working and/or residence jurisdictions. Participant shall periodically provide to the Company any jurisdictional sourcing or other information necessary to calculate tax liabilities. If the Tax-Related Items are satisfied by withholding in shares of Stock, for tax purposes, the Participant will be deemed to have been issued the full number of shares of Stock subject to the exercised Option, notwithstanding that a number of shares of Stock are held back solely for the purpose of satisfying the Tax-Related Items.
Finally, the Participant shall pay to the Company or TransDigm Inc. any amount of Tax-Related Items that the Company or TransDigm Inc. may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares of Stock, if the Participant fails to comply with his obligations in connection with the Tax-Related Items.
ARTICLE IV.
EXERCISE OF OPTION
4.1Person Eligible to Exercise. Except as provided in Section 5.2(b), during the lifetime of the Participant, only the Participant may exercise the Option or any portion thereof. After the death of the Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

4.2Partial Exercise. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3.

4.3Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other person or entity designated by the Company) of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3:

(a)An Exercise Notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;

(b)The receipt by the Company of full payment for the shares of Stock with respect to which the Option or portion thereof is exercised, including payment of any applicable Tax-Related Items, which may be in one or more of the forms of consideration permitted under Section 4.4;

(c)Any other written representations as may be required in the Administrator’s reasonable discretion to evidence compliance with the Securities Act or any other applicable law, rule, or regulation; and

(d)In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any person or persons other than the Participant, appropriate proof of the right of such person or persons to exercise the Option.
Notwithstanding any of the foregoing, the Company shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.

4.4Method of Payment. Payment of the exercise price, and any applicable Tax-Related Items, shall be by any of the following, or a combination thereof, at the election of the Participant:

(a)Cash;

(b)Check;

(c)Broker Assisted Cashless Exercise. With the consent of the Administrator, delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate exercise price; provided, that payment of such proceeds is then made to the Company upon settlement of such sale;

(d)Share Surrender. With the consent of the Administrator, surrender of other shares of Stock which (i) in the case of shares of Stock acquired from the Company, have been owned by the Participant for more than six months on the date of surrender (or such other minimum length of time as the Administrator determines from time to time to be necessary to avoid adverse accounting consequences or violation of any applicable law, rule or regulation), and (ii) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the shares of Stock with respect to which the Option or portion thereof is being exercised; or

(e)Net Exercise. With the consent of the Administrator, surrendered shares of Stock issuable upon the exercise of the Option having a Fair Market Value on the date of exercise equal to the aggregate exercise price of the shares of Stock with respect to which the Option or portion thereof is being exercised.

4.5Conditions to Issuance of Stock Certificates. The shares of Stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares of Stock or issued shares of Stock which have then been reacquired by the Company. Such shares of Stock shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any shares of Stock purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions:

(a)The admission of such shares of Stock to listing on all stock exchanges on which such Stock is then listed;

(b)The completion of any registration or other qualification of such shares of Stock under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c)The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d)The receipt by the Company of full payment for such shares of Stock, including payment of any applicable withholding tax, which may be in one or more of the forms of consideration permitted under Section 4.4; and

(e)The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.

4.6Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any shares of Stock purchasable upon the exercise of any part of the Option unless and until such shares of Stock shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Stock are issued, except as provided in Section 8 of the Plan.

ARTICLE V.
OTHER PROVISIONS
5.1Administration. The Administrator shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Agreement or the Option.

5.2Option Transferability.

(a)Except as otherwise set forth in Section 5.2(b), (i) the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares of Stock underlying the Option have been issued, and all restrictions applicable to such shares of Stock have lapsed. Neither the Option nor any interest or right therein shall be liable for the debts, contracts or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and (ii) during the lifetime of the Participant, only the Participant may exercise the Option or any portion thereof. After the death of the Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

(b)Notwithstanding the foregoing, the Administrator may permit any portion of the Option to be transferred to, exercised by and paid to certain persons or entities related to such Participant, including but not limited to members of such Participant’s family, charitable institutions or trusts or other entities whose beneficiaries or beneficial owners are members of such Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Administrator, pursuant to such conditions and procedures as the Administrator may establish. Any permitted transfer shall be subject to the condition that the Administrator receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with assumption by Participant of a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities.

5.3Adjustments. The Participant acknowledges that the Option is subject to modification and termination in certain events as provided in this Agreement and Section 8 of the Plan.

5.4Intentionally omitted.

5.5Insider Trading/Market Abuse Laws. The Participant understands that he may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States, the Participant’s country, and the country in which the shares of Stock may be listed, which may affect the Participant’s ability, directly or indirectly, to purchase or sell or attempt to sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., Options), or rights linked to the value of shares of Stock, during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws and/or regulation in the applicable jurisdiction(s)). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant may be prohibited from (i) disclosing inside information to any third party, including employees or service providers of the Company (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and the Participant should consult with his personal legal advisor on this matter.

5.6No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of shares of Stock acquired upon exercise. The Participant should consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any actions related to the Plan.

5.7Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company, and any notice to be given to the Participant shall be addressed to the Participant at the most recent address set forth in the Company’s books and records. By a notice given pursuant to this Section 5.7, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the person entitled to exercise his Option pursuant to Section 4.1 by written notice under this Section 5.7. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

5.8Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.9Governing Law and Venue; Severability. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the state of Delaware and agree that any such litigation shall be conducted only in the courts of Delaware or the federal courts of the United States located in Delaware and no other courts. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect.

5.10Conformity to Securities Laws. The Participant acknowledges that the Plan and this Agreement are intended to conform to the extent necessary with all provisions of the U.S. Securities Act and the Exchange Act and any and all regulations and rules promulgated by the U.S. Securities and Exchange Commission thereunder, and any U.S. or non-U.S. securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

5.11Amendments, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board, provided, that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of the Participant.

5.12Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 5.2, this Agreement shall be binding upon the Participant and his heirs, executors, administrators, successors and assigns.

5.13Legal Expenses. The Company shall pay the Participant’s reasonable legal fees incurred in connection with the preparation and negotiation of this Agreement.

5.14Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the Option and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

5.15Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as Chairman or a director or other service provider of the Company or any of its subsidiaries.

5.16Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company.

5.17Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Options and on any shares of Stock acquired upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

5.18 No Right to Damages. Nothing in the Grant Notice, this Agreement or the Plan gives the Participant a right to receive damages for any portion of the Option that Participant might lose due to Company, Subsidiary or Committee decisions. The loss of potential profit from the Option will not constitute an element of damages in the event of Participant’s Termination of Services for any reason, even if such Termination of Services violates an obligation of the Company or a Subsidiary.

5.19Entire Agreement. The Plan, the Grant Notice and this Agreement (including all Exhibits thereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

5.20Waiver. The Participant acknowledges that a waiver by the Company of any provision, or breach thereof, of this Agreement on any occasion shall not operate or be construed as a waiver of such provision on any other occasion or as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant.

5.21Section 409A. Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the U.S. Internal Revenue Code of 1986, as amended (together with any U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). The Committee reserves the right (without the obligation to do so or to indemnify the Participant for the failure to do so) to adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to exempt the Option from Section 409A or to comply with the requirements of Section 409A and thereby avoid the penalty taxes under Section 409A.

EXHIBIT B
VESTING
The options will vest as follows:

Fiscal Year	Performance Vesting
Fiscal year 2022	Vesting of up to 40% of the Options (10% vesting at the minimum target and 40% vesting at the maximum target) based on criteria related to the Company’s performance to be determined by the Administrator hereafter in its sole discretion consistent with the criteria applicable to options granted to Company senior management in fiscal 2022.
Fiscal year 2023	Vesting of up to 40% of the Options (10% vesting at the minimum target and 40% vesting at the maximum target) based on criteria related to the Company’s performance to be determined by the Administrator hereafter in its sole discretion consistent with the criteria applicable to options granted to Company senior management in fiscal 2022.
Fiscal year 2024	Vesting of up to 20% of the Options (5% vesting at the minimum target and 20% vesting at the maximum target) based on criteria related to the Company’s performance to be determined by the Administrator hereafter in its sole discretion consistent with the criteria applicable to options granted to Company senior management in fiscal 2022.

1. Annual Operational Performance Vesting. Effective as of the last day of each of the Company’s fiscal years 2022-2024 there shall become vested the percentage of shares covered by the Option as determined in accordance with the performance criteria set forth above. Participant understands that the Administrator may not return to its historical vesting criteria approach based on annual growth in intrinsic equity value in fiscal 2022. It is the Administrator’s intention that once it determines that the commercial aerospace market has stabilized it will return to its historical vesting criteria approach based on growth in intrinsic equity value, in a manner substantially similar with past practice. The Company agrees that the Administrator will consult with Participant on any methodology that differs from the historical approach in order to reach an equitable resolution. The Options shall become vested and exercisable as of the date that the Administrator verifies the performance criteria; provided, however, the vesting hereunder will be effective (subject to the terms of the Agreement) as to Participant as of the end of the fiscal year to which such performance criteria relates (notwithstanding any Termination of Services during the period between the end of such fiscal year and the verification of the performance criteria and, in such case, notwithstanding the provisions of Section 3.1(b)). For each such fiscal year, the Administrator shall verify the performance criteria, and shall notify the Company’s Chief Executive Officer of its determination with respect thereto, within ten business days after the Administrator receives the Company’s audited financial statements for that fiscal year.

Unless Participant otherwise consents in writing to different terms, if the amount of options that vest in any year is less than the amount eligible to vest in such year then the remaining options may vest in the following two fiscal years by treating an annual operating performance in the year in which the vesting did not occur any excess of annual operating performance in such following years. The portion of any excess annual operating performance amount which is so used may not be used more than once.

2. Adjustments of Operational Performance Objectives. The performance criteria specified in this Exhibit B are based upon certain assumptions about the future business of the Company as of the date the Option is granted. Accordingly, in the event that, after such date, the Administrator determines, in its sole discretion, that any acquisition or disposition of any business by the Company or any dividend or other distribution (whether in the form of cash, Stock, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, any unusual or nonrecurring transactions or events affecting the Company, or the financial statements of the Company, or change in applicable laws, regulations, or accounting principles occurs such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to the Option, then the Administrator may, in good faith and in such manner as it may deem equitable, adjust the amounts set forth on this Exhibit B (and/or adjust definitions applicable to certain performance criteria) to reflect the projected effect of such transaction(s) or event(s) on performance. Further, in the event that the Company pays a special dividend, the Administrator may adjust performance criteria as appropriate.

EXHIBIT C
STOCK RETENTION GUIDELINES
As a condition to receiving the Option grant, Participant acknowledges and agrees to hold a number of shares and/or options with such value and for such period of time as set forth below:
(a) At all times during Participant’s continued tenure as a director of the Company, Participant shall hold an aggregate amount of Company equity with a value equal to or greater than $6,000,000 (the “Retention Limit”), one-half of which must be held in stock. This Retention Limit will supersede any Retention Limit in any prior dated option agreement between the Company and Participant pursuant to the Plan.
For purposes of this Exhibit C, Company equity shall be equal to (i) the Fair Market Value of any Common Stock held by the Participant plus (ii) the value of vested options then held by Participant, whether granted pursuant to any other equity plan of the Company or otherwise, which will be equal to the Fair Market Value of the Common Stock underlying the options over the exercise price.
(b) If at any time after the date hereof the aggregate amount of Company equity held by Participant falls below the Retention Limit because of a decline in the Fair Market Value of the Common Stock, Participant will have three years to reach the Retention Limit before the Administrator may exercise any remedies under paragraph (d).
(c) Intentionally omitted.
(d) Participant’s failure to hold that number of shares and/or vested options set forth in this Exhibit C shall result in Participant’s forfeiture of all unvested Options unless otherwise determined by the Administrator, in its sole discretion.

EXHIBIT D

Duties and Responsibilities – Chairman of Board of Directors
1.Duties. Duties as Chairman of the Board include a primary focus on: (a) significant merger, acquisition, divestiture, or similar activities; (b) substantive allocation and deployment of capital; (c) major strategic initiatives and issues; and (d) leadership of the Board of Directors and acting as the Chair of the Executive Committee of the Board. Participant shall devote appropriate time and effort to the business and affairs of the Company, consistent with completion of the duties of Chairman of the Board set forth above. The Company acknowledges and agrees that Participant is not based at any specific office or location, and Participant may perform the Chairman’s duties outside of the Company’s offices, including, without limitation, at his residence.

2.Outside Activities. The Company agrees that Participant’s duties as Chairman of the Board shall not prohibit serving on corporate, industry, civic, or charitable boards or committees or managing his personal or family investments, so long as none of such activities significantly interferes with Participant’s duties as Chairman of the Board hereunder.

3.Indemnification and Insurance. The Company shall indemnify the Participant to the fullest extent permitted by the laws of the State of Delaware, as in effect at the time of the subject act or omission, and shall advance to the Participant reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to an undertaking from the Participant to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that the Participant was not entitled to the reimbursement of such fees and expenses) and he shall be entitled to the protection of any insurance policy the Company shall elect to maintain generally for the benefit of its Directors and Officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been a director, officer, or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim, or controversy arising under or relating to this Agreement). The Company covenants to maintain during the period of time that Participant serves as Chairman of the Board and for a reasonable period of time thereafter (which period shall not be less than five years) for the benefit of the Participant (in his capacity as a current or former officer and/or director of the Company, as applicable) Directors and Officers Insurance providing customary benefits to the Participant.

4.Assistance. Participant agrees that while he serves as Chairman of the Board and for a reasonable period after his service as Chairman of the Board for any reason, Participant will assist the Company and its subsidiaries in defense of any claims that may be made against any of them, to the extent that such claims may relate to services performed by the Participant for any of them in connection with his prior employment or his current or former service as a Director of the Company. Participant agrees to promptly inform the Company if the Participant becomes aware of any lawsuits involving such claims that may be filed again the Company or any of its subsidiaries. The Company agrees to reimburse Participant for all of the Participant’s reasonable out-of-pocket expenses associated with such assistance, including reasonable travel expenses. The Company agrees to provide reasonable notice of its need for such assistance. For assistance after the Participant is no longer Chairman of the Board, the Company agrees to compensate Participant for such assistance at a rate equal to $500.00 per hour based on the actual number of hours and quarter hours of assistance provided. Participant shall not be required to render more than 40 hours per month of assistance under this provision, but may elect to render more hours per month. Participant also agrees to the extent not otherwise prohibited by law, to promptly inform the Company if asked to assist in any investigation of the Company or any of its subsidiaries that may relate to services performed by Participant for any of them, regardless of whether a lawsuit has been filed against any of them with respect to such investigation.